ALR Technologies Inc. Announces Commencement of OTCQB Trading

ALRT has been approved to upgrade the trading of its common stock to the OTCQB Venture Market

(May 4, 2020 -- RICHMOND, VA) ALR Technologies Inc. ("ALRT" or the "Company")(OTCQB: ALRT), the diabetes management company, is pleased to announce that its common shares are now trading on the OTCQB Venture Market.

We believe that graduating to the OTCQB Venture Market is an important step for the company's future and that it will bring better visibility and liquidity within the investment community. The OTCQB Venture Market is well suited for developing companies. To be eligible for the OTCQB Venture Market, companies must follow specific corporate governance practices, demonstrate compliance with U.S. securities laws, be current in their disclosure, and meet a minimum bid test.

Sidney Chan, CEO of ALRT said, "We are pleased to have our common shares trading on the OTCQB Venture Market. ALRT has been advancing its technology and commercialization plans and upgrading to the OTCQB aligns the trading of our common shares with advancement of our business."

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About ALR Technologies Inc.

ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C to track treatment success between lab reports; FDA-cleared Insulin Dosing Adjustment that suggests insulin dosing changes per evidence based guidelines to optimize drug therapy; and, performance tracking to ensure best practices are followed. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com